UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HICKORY TECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON

TUESDAY, May 6, 2008

The Annual Meeting of the Shareholders of HickoryTech Corporation (“HickoryTech”) will be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota, on Tuesday, May 6, 2008 at 2:00 p.m., Central Daylight Time, for the following purposes:

1.  To elect four directors to serve for ensuing three-year terms;

2.  To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

BY ORDER OF THE
BOARD OF DIRECTORS

HICKORYTECH CORPORATION

R. Wynn Kearney, Jr.

Board Chair

Mankato, Minnesota
March 18, 2008

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR TAKE ADVANTAGE OF THE OPTION TO VOTE BY TELEPHONE OR INTERNET.  IF YOU CHOOSE TO RETURN THE PROXY CARD BY MAIL, WE HAVE ENCLOSED AN ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.  TO VOTE BY PHONE OR INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY VOTING CARD OR ONLINE AT WWW.EPROXY.COM/HTCO.  IF YOU DECIDE TO ATTEND THE MEETING AND VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

HICKORYTECH CORPORATION

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

March 18, 2008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 6, 2008

SOLICITATION

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota on Tuesday, May 6, 2008, at 2:00 p.m. (Central Daylight Time) or at any adjournment of that meeting.  All properly executed proxies will be voted at the meeting. We are mailing this proxy statement and the enclosed proxy card to shareholders on or about March 18, 2008.

REVOCABILITY OF PROXY

Your proxy may be revoked at any time before it is exercised by filing a later dated proxy (by mail, telephone or Internet) or a written notice of revocation with our Corporate Secretary, or by voting in person at the meeting.  Unless it is revoked, your proxy will be voted in the manner set forth in this proxy statement or as you specify in your proxy card.

ANNUAL REPORT AND PROXY MATERIALS

Our Annual Report for fiscal year 2007, including our Form 10-K as filed with the SEC, is enclosed in the envelope containing this proxy statement.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 6, 2008.  Our proxy statement, the form of our proxy card, and annual report on Form 10-K can be viewed online at www.hickorytech.com/proxy.

VOTING

You must be a shareholder of record at the close of business on March 7, 2008 to be entitled to vote at the meeting.  As of that date, there were 13,316,314 shares of our common stock outstanding.

For each share held, you may cast one vote for each of the four directorships to be filled at this meeting.  If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.  You may vote your shares by a toll-free telephone call or Internet as an alternative to completing and mailing the enclosed proxy card.  The procedures for telephone and Internet voting are described on the proxy card.  The telephone and Internet voting procedures are designed to verify your identity, allow you to give voting instructions, and confirm that your instructions have been recorded properly.  If you vote by telephone or Internet, you should not return a proxy card by mail.

A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting.  We will count abstentions as present or represented at the meeting for purposes of determining whether a quorum exists and for purposes of calculating the number of votes cast, but will not consider abstentions as votes in favor of the matter.  We will treat broker non-votes as present and entitled to vote for purpose of the presence of a quorum, but not present and entitled to vote for purposes of determining whether the requisite vote has been obtained on a specific matter. Therefore, broker non-votes will have no effect on the outcome of the matter.

A plurality of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the election of each director.

THERE IS ONLY ONE ITEM REQUIRING YOUR CONSIDERATION AT THE ANNUAL MEETING: the election of four directors for three-year terms.

PROPOSAL 1:
ELECTION OF DIRECTORS

There are currently ten directors on our Board of Directors.

Our Board is divided into three classes with each class of directors serving for a three-year term. You are being asked to consider the election of four directors at the Annual Meeting.  The terms of directors Robert D. Alton, Jr., James W. Bracke, R. Wynn Kearney, Jr., and Dale E. Parker expire in 2008 and the Board of Directors has nominated Messrs. Alton, Bracke, Kearney, and Parker for re-election to the Board each for three-year terms.   Proxies may not be voted for more than four nominees.

The following table provides information, as of February 28, 2008, about the nominees for election and our other directors.

TERMS ENDING IN 2008 AND NOMINEES FOR TERMS ENDING IN 2011

ROBERT D. ALTON, JR. has served as a director since 1993.  Mr. Alton, age 59, served as President, Chief Executive Officer and Chairman of the Board of HickoryTech from 1993 to 2002.  Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years. Contel Corporation was a provider of telecommunications services.

JAMES W. BRACKE has served as director since 2004 and became Vice Chair of the Board of Directors in February 2008.  Mr. Bracke, age 60, is a principal for Boulder Creek Consulting, LLC, a business and technology consulting firm.  From 2004 to 2006, Mr. Bracke served as Vice President of EPIEN Medical.  EPIEN Medical is a privately held medical device company focused on developing, manufacturing and marketing agents for skin disorders.  From 1981 to 2004, Mr. Bracke was President and CEO of Lifecore Biomedical, Inc. which manufactures and sells dental implant systems, products and medical grade materials used in healthcare.

R. WYNN KEARNEY, JR. has been a director since 1993 and has served as Chair of the HickoryTech Board of Directors since January 2007.  Dr. Kearney, age 64, has been in private practice with the Orthopaedic & Fracture Clinic, P.A., with offices in southern Minnesota since 1972, and is its senior surgeon.  Dr. Kearney is an Associate Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team.  He is also a director of Exactech, Inc. of Gainesville, Florida.

DALE E. PARKER has served as a director since 2006. Mr. Parker, age 56, is Chief Financial Officer at Forest Resources, LLC, a company owned by Atlas Holdings.  Forest Resources is in the paper product production and converting industry.  From 2006 to May 2007, Mr. Parker was Chief Financial Officer at Vitex Packaging Group, a subsidiary of Kirkland Capital Partners.  Vitex is a manufacturer of packaging for tea and coffee brands. Mr. Parker served as Vice President, Chief Financial Officer, and board member of Appleton Papers, Inc. from 2000 to 2006. Prior to that, Mr. Parker served as Vice President and Chief Financial and Administration Officer for Black Clawson Companies from 1988 to 2000.  Black Clawson Companies manufacture and design capital converting equipment for palletizing, extrusion coating, cast film, and coating equipment.

TERMS ENDING IN 2009

LYLE T. BOSACKER has served as a director since 1988.  Mr. Bosacker, age 65, retired as President of CEO Advisors, Inc. in 2004.  CEO Advisors provided management consulting and information system planning services.  Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

MYRITA P. CRAIG has served as a director since 1998 and was Chair of the HickoryTech Board from January 2003 to December 2004.  Ms. Craig, age 53, has served as Chief Executive Officer of Sapientia Consulting Inc., which provides management consulting and executive coaching services to business clients, since 1999.  She is currently engaged with the Cincinnati USA Regional Chamber as Vice President, Small Business and Programs.  Prior to establishing the consulting firm, Ms. Craig was employed by Cincinnati Bell, Inc. from 1984 to 1999.  She served as its Vice President, Customer Sales and Service and had assignments in strategic planning, corporate development, and operations.  Cincinnati Bell, Inc. is a provider of telecommunications services.

JOHN W. FINKE has served as a director since 2006. Mr. Finke, age 45, has served as President and Chief Executive Officer of HickoryTech Corporation since June 5, 2006. Mr. Finke has been with HickoryTech since 1996, and served as HickoryTech’s Chief Operating Officer and Executive Vice President from 2005 to 2006, its President of Telephone Operations from 2003 to 2005, and President of HickoryTech’s Network Design and Operations Division from 2000 to 2003. Prior to joining HickoryTech, Mr. Finke held numerous engineering and management positions with GTE Telephone Operations and Contel of Indiana from 1984 to 1996.  GTE was a provider of telecommunications service.

TERMS ENDING IN 2010

JAMES H. HOLDREGE has served as a director since 1992 and as Vice Chair of the Board of Directors in 2007.  Mr. Holdrege, age 69, retired as General Manager and Chief Operating Officer at Electric Machinery Company, a subsidiary of Ideal Electric, in 2001.   Electric Machinery manufactures and services electric motors and generators around the world.  Prior to that, Mr. Holdrege served as the General Manager of KATO Engineering Division, Caterpillar Corporation, where he had been employed since 1984.

LYLE G. JACOBSON has served as a director since 1989.  Mr. Jacobson, age 66, retired as the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota in 2007.  He served as Katolight President and Chief Executive Officer since 1985.  Katolight Corporation is a manufacturer of diesel and gas powered electrical generator sets and generator controls.

STARR J. KIRKLIN has served as a director since 1989 and was Chair of the Board from January 2005 to December 2006. Mr. Kirklin, age 71, retired as President of First Bank, Mankato, a National Banking Association, in 1996.  He served as the Interim Vice President of University Advancement at Minnesota State University, Mankato from May to November 2000 and from May 2002 to July 2003.

The Board of Directors Recommends that the Shareholders Vote for all Nominees

You may vote for all, some or none of the nominees for election to the Board.  Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees.  If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.  Directors will be elected by a plurality of the votes cast.

COMPENSATION OF DIRECTORS

Effective January 2008, we increased the annual retainer for each of our directors who is not also an employee from $15,000 to $20,000.  Directors have the option to receive $12,500 of this annual retainer in cash or in shares of HickoryTech Common Stock, and $7,500 of the retainer is paid solely in shares of HickoryTech common stock.  Effective January 2008, we also increased the fee for each Board meeting directors attend from $750 to $1,000.  Directors are paid $750 for each committee meeting attended.  Beyond the meeting fees and annual retainers, we pay directors $500 per day for non-Board or non-committee meetings associated with HickoryTech business or required training sessions. We do not pay any of these fees to directors who are also employees.

We pay the Board Chair, who is not an employee of HickoryTech, an additional annual retainer of $24,000, which the Chair has the option of receiving in cash or shares of HickoryTech common stock.

During 2007, we paid the Chair of the Audit Committee an additional $4,000 retainer and the Chair of the Compensation Committee received an additional $2,000 annual retainer.  Effective January 2008, the Chair of the Audit Committee is compensated an additional $7,500 annual retainer and the Chair of the Compensation Committee is compensated an additional $5,000 annual retainer.  These additional retainers have the option to be paid quarterly in cash or shares of HickoryTech common stock.

Directors who have served three consecutive Board terms or who leave the Board as the result of a change of control are entitled to receive their annual Board retainer, at the same rate, for three years after they terminate their positions as Board members.

The shareholders approved a Directors’ Incentive Plan in 2005.  Effective January 2007, under this plan, each director is eligible to receive 2,000 shares of HickoryTech common stock at fair market value, if HickoryTech meets pre-established objectives.  These pre-established objectives were met for 2007 and each director received 2,000 shares of HickoryTech common stock under this plan.  These shares were issued in February 2008.

DIRECTOR COMPENSATION FOR 2007

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Robert D. Alton	24,250	23,645	—	—	14,167	—	62,062
Lyle T. Bosacker	25,000	23,636	—	—	15,000	—	63,636
James W. Bracke	33,750	23,636	—	—	12,292	—	69,678
Myrita P. Craig	29,308	23,645	—	—	15,000	—	67,953
James H. Holdrege	26,442	23,645	—	—	15,000	—	65,087
Lyle G. Jacobson	27,250	23,639	—	—	15,000	—	65,889
R. Wynn Kearney, Jr.	57,750	23,645	—	—	15,000	—	96,395
Starr J. Kirklin	27,250	23,645	—	—	15,000	—	65,895
Dale E. Parker	26,500	23,636	—	—	8,317	—	58,453

(1)    Mr. Finke, our President and Chief Executive Officer, also serves as a director and is not included in this table because he does not receive compensation for his service as a director.  The compensation received by Mr. Finke as an employee is shown on the Summary Compensation Table on page 17.

(2)    This column reflects all fees paid or payable in cash.  If a director has forgone payment in cash as a portion of the annual retainer for compensation in the form of HickoryTech common stock, the amount is shown in the Fees Earned or Paid in Cash Column instead of the Stock Awards Column.

(3)    Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended in December 31, 2007 in accordance with FAS 123(R).

(4)    There were no stock option awards granted to directors in fiscal year 2007.  As of December 31, 2007 each director has the following number of options outstanding: Lyle T. Bosacker: 26,000; James W. Bracke: 5,000; Myrita P. Craig: 23,000; James H. Holdrege: 20,000; Lyle G. Jacobson: 26,000; R. Wynn Kearney, Jr.: 26,000; and Starr J. Kirklin: 26,000.

(5)    Reflects the 2007 accrual for the Board retainer that is due to directors when they leave the Board after serving three consecutive Board terms or, regardless of the length of service, after a change in control and related events concerning HickoryTech.

CORPORATE GOVERNANCE MATTERS

The Board Of Directors And Committees

During fiscal year 2007, our Board of Directors held nine meetings.  Seven of the meetings were regularly scheduled and two of the meetings were special meetings.  Our Board is led by a Chair, who is not an employee of HickoryTech, and we have five Board Committees.  Each director attended at least 75% of the Board meetings and committee meetings and all of the directors attended the Annual Meeting held May 7, 2007.

Our Board has determined, based on written questionnaires and inquiry that with, the exception of Mr. Finke, our Chief Executive Officer, each of our directors is “independent” under applicable rules.  Except for Mr. Finke and Mr. Alton, no director identified any dealings between the director, members of the director’s family, or any controlled entity, and HickoryTech, other than dealings in the director’s capacity as such.  In considering Mr. Alton’s independence, the Board considered (1) his prior services as an officer, and (2) the Supplemental Retirement Account, retiree health care benefit, and a small telephone concession benefit we maintain on his behalf as a former officer.  Because Mr. Alton’s service as an officer terminated more than four years ago and the continuing retirement benefits he receives were not believed significant, the Board also concluded that Mr. Alton is independent.

The Audit Committee consists of Messrs. Bracke, Holdrege, and Parker, and Ms. Craig, each of whom is an independent director within the meaning of the requirements of the NASDAQ Stock Market applicable to audit committees.  The Audit Committee reviews internal controls of HickoryTech and its financial reporting and meets with the independent auditors on these matters.  The Audit Committee also is responsible for the review of all interested party transactions and, although it does not have written policies as to the standards of approval consistent with the fiduciary obligations by which it is bound, approves only those transactions that it believes are in the best interests of the corporation and on terms at least as favorable as could be obtained from unaffiliated parties.  The Audit Committee has the sole authority to appoint, review, and discharge HickoryTech’s independent auditors.  Mr. Parker is an audit committee financial expert as defined under applicable SEC rules.  The Board of Directors adopted and has approved a written charter for the Audit Committee, a copy of which can be found on the Company’s website, www.hickorytech.com.  This Committee held six meetings in 2007.

The Compensation Committee consists of Ms. Craig and Messrs. Holdrege, Jacobson, Kearney, and Kirklin, each of whom is an independent director under applicable NASDAQ rules.  The Compensation Committee is responsible for compensation for executive officers and directors.  The Compensation Committee makes recommendations to the Board regarding compensation for executive management of HickoryTech. This Committee held five meetings in 2007.

The Corporate Development Committee consists of Messrs. Alton, Bosacker, Jacobson, Kearney, and Kirklin, and Ms. Craig.  The Corporate Development Committee investigates potential expansion and new market opportunities for HickoryTech. This Committee held two meetings in 2007.

The Governance/Nominating Committee, consisting of Messrs. Kearney, Bosacker, Bracke, Holdrege, and Kirklin, held three meetings in 2007. This Committee’s objective is to maintain a strong Board for HickoryTech and to make recommendations on Board committee assignments and candidates for directorship.

The Finance Committee, consisting of Messrs. Parker, Alton, Bosacker, Bracke, and Jacobson, has an objective to support management in reviewing operational financial processes and ensuring the maximization of the financial resources of HickoryTech.  The Finance Committee held six meetings in 2007.

HickoryTech has had a Board Evaluation process in place since 2004.  In 2007, an ad hoc committee chaired by Myrita Craig was created to evaluate our current board evaluation process, considering best practices and emerging trends.  The ad hoc committee presented recommendations to the Board and an enhancement was made to our current evaluation process.  We will continue to monitor and evaluate board effectiveness to maintain and improve our governance and board succession practices.

Nominations

The Governance/Nominating Committee, composed entirely of directors who qualify as independent under applicable NASDAQ rules, is the standing Committee responsible for determining the slate of director nominees for election by shareholders, which the Committee recommends for consideration by the Board.  The Committee has adopted a written Governance/Nominating Committee Charter, a copy of which can be found on the Company’s website, www.hickorytech.com.  Any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor.  Vacancies on the Board of Directors resulting from the death, resignation, removal, or disqualification of the director may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors.

The Governance/Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties with loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity, and experience with a high level of responsibility within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and communications technologies.  In general, candidates will be preferred who hold an established executive level position in business, finance, strategic planning, or telecommunications.  The Governance/Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Governance/Nominating Committee also takes into consideration their prior HickoryTech Board contributions, performance, and meeting attendance records.  The Governance/Nominating Committee may use paid third parties to help identify nominees, to conduct appropriate background checks, and to verify credentials of nominees.

The Governance/Nominating Committee will consider qualified candidates submitted by our shareholders for possible nomination.  If you wish to make such a submission, you should send the following information to the Governance/Nominating Committee c/o Corporate Secretary at the address listed in the following section, “Shareholder Communications With Board”:  (1) name of the candidate, a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder, including the number of shares currently held.

The Governance/Nominating Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), the Nominating/Governance Committee may invite those who appear best suited to meet our needs to participate in a series of interviews that will be used as a further means of evaluating potential candidates.

On the basis of information learned during this process, the Governance/Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting.  The Governance/Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to our Governance/Nominating Committee by any shareholder in connection with the Annual Meeting to be held in 2008.  Any shareholders desiring to present nominations for consideration by the Governance/Nominating Committee prior to the Annual Meeting held in 2009 must do so by January 7, 2009, in order to provide adequate time to duly consider the nominee and comply with our Bylaws.

Shareholder Communications With Board

The Board of Directors has implemented a process by which our shareholders may send written communications to the Board’s attention.  Any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the HickoryTech Board of Directors, c/o HickoryTech Corporate Secretary, David A. Christensen, HickoryTech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248.  The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board member(s) specifically addressed in the communication.

SECURITY OWNERSHIP OF MANAGEMENT

Directors, nominees and the Executive Officers of HickoryTech named under “Summary Compensation Table” own the following shares of common stock of HickoryTech as of February 28, 2008:

Name of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership(a)		Common Stock
Robert D. Alton, Jr.	64,075		*
Lyle T. Bosacker	431,559	(b)(c)	3.1%
James W. Bracke	13,203	(c)	*
Myrita P. Craig	30,628	(c)	*
John W. Finke	104,020	(c)(d)	*
James H. Holdrege	27,281	(c)	*
Lyle G. Jacobson	65,129	(c)(e)	*
R. Wynn Kearney, Jr.	151,273	(c)(f)	1.1%
Starr J. Kirklin	32,610	(c)	*
Dale E. Parker	4,122		*
David A. Christensen	110,775	(c)(d)	*
Damon D. Dutz	7,095	(c)	*
Lane C. Nordquist	52,442	(c)(d)	*
Walter A. Prahl	4,250		*

All of the above and other executive officers as a group (16 persons)	1,187,018	(g)	8.6%

 * Less than 1%

(a)    Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

(b)   Includes 263,253 shares held by Mr. Bosacker’s spouse.

(c)    Includes shares which may be acquired within 60 days after February 28, 2008 through the exercise of stock options as follows:  Mr. Bosacker, 26,000; Mr. Bracke, 5,000; Ms. Craig, 23,000; Mr. Finke, 78,000; Mr. Holdrege, 20,000; Mr. Jacobson, 26,000; Mr. Kearney, 26,000; Mr. Kirklin, 26,000; Mr. Christensen, 58,400; Mr. Dutz, 6,300; and Mr. Nordquist, 38,000.

(d)   Includes shares held in a trust under the long-term portion of HickoryTech’s Executive Incentive Plan as follows: Mr. Christensen, 23,120; Mr. Finke, 10,197; and Mr. Nordquist, 4,873.

(e)    Includes 19,764 shares held by Mr. Jacobson’s spouse.

(f)      Includes 45,000 shares held in a profit sharing trust and 12,783 shares held in a family foundation.

(g)   Includes (1) 45,387 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech’s Executive Incentive Plan; (2) 45,000 shares held in a profit sharing trust; (3) 12,783 shares held in a family foundation and (4) 395,100 shares which may be acquired within 60 days after February 28, 2008, through the exercise of stock options.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Finke, the executive officers of HickoryTech are as follows:

DAVID A. CHRISTENSEN, age 55, was appointed Senior Vice President in 2005.  He has served as our Secretary since 1993, and since 1989 has served as our Vice President and Chief Financial Officer, and our Treasurer since 1986.

DAMON D. DUTZ, age 59, has served as a Vice President since December 13, 2006 and has served as President of our Consumer and Network Solutions Division since September 2007 and as President of our Consumer Solutions Division from February 2006 through August 2007.  Mr. Dutz joined HickoryTech in June 2000.  He served as the Director of Operations for our Telephone Operations Sector from June 2000 to February 2006.  Prior to joining HickoryTech, Mr. Dutz held numerous operations and management positions with GTE Telephone Operations.  GTE was a provider of telecommunication services.

MARY T. JACOBS, age 50, has served as a Vice President since 1996, as our Vice President of Human Resources since 1998, and as our Director of Human Resources from 1993 to 1997.

JOHN P. MORTON, age 53, has served as a Vice President since January 1, 2007 and has served as President of our Business Solutions Division since he joined HickoryTech on December 20, 2006.  Prior to joining HickoryTech, Mr. Morton served as a Vice President of Business Development with Weber Associates from January 2004 to June 2005 and again in 2006 when he rejoined them as a Consultant.  Previous to that Mr. Morton held several sales management positions with Verizon and GTE telephone operations with his most recent position being Senior Sales Director.  Verizon is a provider of telecommunication services and GTE was a provider of telecommunication services.

LANE C. NORDQUIST, age 57, has served as a Vice President and as the President of our Information Solutions Division since joining the company in June 2000.  Prior to joining HickoryTech, Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and Chief Information Officer.  Select Comfort Corporation is a bedding manufacturer.

WALTER A. PRAHL, age 54, has served as a Vice President since December 13, 2006, as President of our Wholesale Solutions and Business Development Division since September 2007, and as President of our Transport Solutions Division from December 2005 through August 2007.  Mr. Prahl worked for ALLETE from September 1977 to 2005 and was in the position of Chief Operating Officer of Enventis Telecom when we acquired Enventis Telecom in December 2005.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

BENEFICIAL OWNERS OF COMMON STOCK

The only shareholder known to us to be the beneficial owner of more than five percent of our common stock as of February 28, 2008 is as follows:

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Common Stock

QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, New York 10036	871,829	(a)	6.57	%(a)

(a) Based solely on an amendment to a Schedule 13G filed with the SEC on January 31, 2008, by QVT Financial, LP, QVT Financial GP, LLC, QVT Fund LP, and QVT Associates GP LLC reporting shared voting and dispositive power with respect to 672,294 shares of HickoryTech’s common stock held by QVT Fund LP, for which QVT Financial, LP serves as investment manger and QVT Associates GP LLC serves as general partner, and with respect to an additional 199,535 shares held by an additional fund and a discretionary account for which QVT Financial, LP serves as investment manager.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

It is our objective to compensate executives at a competitive rate in order to attract, retain, and motivate highly qualified executives, and incent and reward them for the success of the Company.

Our compensation program emphasizes a pay-for-performance concept in which an individual’s future monetary growth and career advancement are dependent upon maintaining and exceeding HickoryTech’s recognized levels of performance while supporting our goals.  Future monetary growth is dependent upon the Company’s performance as well as the individual executive’s performance against pre-established objectives and the achievement of goals, with the opportunity for above-market compensation based on superior performance.

The Compensation Committee believes that the compensation packages for executive officers should consist of three principal components:

•                  Annual base salary;

•                  Annual incentive bonus, the amount of which is dependent on the Company’s financial performance; and

•                  Long term incentive compensation, currently provided in the form of restricted stock.

The Committee considers multiple factors when determining the amount of total compensation (the sum of base salary, incentive bonus and long term compensation).

We use market data on compensation paid to similarly situated executives at competitive companies as a guideline in determining compensation, and generally look at the median of the market as the guideline for all aspects of compensation, including total compensation, base compensation, annual incentive, and long-term incentive; however, we will vary from these guidelines based upon the role of the position within our organization and the executive’s experience and performance in achieving objectives.

Our executive compensation program is intended to:

•                  reward performance which drives successful Company results;

•                  enhance a culture that is team focused and therefore rewards both individual success and the success of the organization; and

•                  accommodate the financial resources available to us based on our goals of return to our shareholders.

The Compensation Committee evaluates the competitive levels of compensation for the CEO and other executives at minimum every three years by reviewing the external marketplace to ensure that the Company maintains its ability to attract and retain superior employees in key positions.

Administration of Our Compensation Program—Role of Compensation Committee

Our Compensation Committee has responsibility for establishing and implementing our compensation program for executives.  During 2007, Ms. Craig and Messrs. Holdrege, Kearney, Jacobson, and Kirklin, each of whom is an independent director within the meaning of the listing requirements of the NASDAQ Stock Market, served as members of our Compensation Committee.  The Committee ensures that the total compensation paid at target to the executive team is fair, reasonable and competitive.

The Compensation Committee annually considers and approves the base salary for our executive officers and approves, and recommends to the Board for its approval, the annual financial performance objectives under our annual Executive Incentive Plan.  The Compensation Committee also administers our Long Term Executive Incentive Program, which provides compensation for achievement of longer term strategic goals. The Long Term Executive Incentive Program has a two- or three-year program period.  The Compensation Committee also approves and recommends to the Board for its approval the grant of any discretionary equity-based benefits such as stock grants or stock options.

Our full Board, without the participation of our executive officers who may be board members, has authority to approve the annual financial performance objectives under our Executive Incentive Plan and the objectives for the Long Term Executive Incentive Program.

Our President/CEO annually reviews the performance of the executives and provides a recommendation to the Compensation Committee for the annual salary levels of our executives.  The Compensation Committee considers the recommendation of the President/CEO in determining the salary levels of executives together with other statistical and competitive information in setting executive salaries.  Our President/CEO does not, however, make a recommendation regarding his own compensation or participate in the executive session of the Compensation Committee at which his own salary level is approved.

We conduct a survey of peer and similarly sized companies not less than once every three years to provide market compensation data for our compensation decisions.   In 2006, the Compensation Committee hired an external compensation consultant, Compensation Resources, Inc., to assist in reviewing the market data and to make recommendations for the competitiveness of executive compensation.  The consultant reported directly to the Compensation Committee for this study and provided the Committee with relevant market data on total compensation, base salary, annual bonuses, long-term incentives, and alternatives to consider when making compensation decisions for the executives and to ensure compensation remains competitive.   Our Compensation Committee considered information from the compensation consultant which was derived from published surveys and also from available proxy data for peer companies.  There were 24 peer companies considered in the 2006 study; all were communications providers with revenues equal to one half to double the revenues of the Company.  As a result of this study, ranges were established for total compensation, base pay, and at-risk incentives for each position.  These ranges were based on the median for comparable positions, and will be used as guidelines and one aspect of what the Committee considers when determining compensation treatment for executives.  This same survey data and consultant recommendations were considered when establishing the 2007 compensation for the President/CEO and other executives.

The 2006 compensation study showed the total compensation of our President/CEO was below market, and the Committee considered this as they determined the 2007 compensation treatment for Mr. Finke.   The study also indicated that, in general, the other executives’ total compensation was at the median of market, but that base salaries were generally lower than market.  The President/CEO and Committee determined that this would be reviewed and over time some adjustments would be made, but these positions would continue to have a larger percentage of their compensation at risk compared to competitive market data.

2007 Executive Compensation Components

We provide executives with a compensation package consisting of base salary, incentive or at-risk compensation (both short-term and long-term incentives) which are payable in cash, and stock-based awards. Our annual incentive compensation is based on our Executive Incentive Plan and our Compensation Committee establishes financial goals under this plan annually.  Our longer-term incentive compensation is through our Long Term Executive Incentive Program, under which our Compensation Committee can establish a two- or three-year program period, such program periods which can overlap, and under which we grant the right to receive restricted shares of our common stock based on the achievement of corporate strategic goals.

Base Salary.  Adjustments to base salary are considered at the Committee’s meeting in February of each year. When determining the increases, the performance of individuals as well as the performance of HickoryTech is considered, along with the competitiveness of their compensation.  Base salary increases for the President/CEO are recommended by the Compensation Committee and approved by the Board.  Our President/CEO reviews the performance of the executives and provides a recommendation for base salary increases to the Compensation Committee for their approval.

In addition, base salaries and total compensation are reviewed at the time of promotion.  When determining increases to base salaries due to promotion, the change in responsibilities, the market compensation of the position, and the competitiveness of the compensation is considered.

During 2007, the base salary changes of our executives reflect the annual review based on performance and the competitive comparisons based on the 2006 compensation review.   We increased the base salary of Mr. Finke, our President/CEO, from $260,000 to $270,000, an increase of 3.85%.  Executives received a 2007 increase to base salary on January 1, 2007 based on their performance, contribution to the Company, and the competitive position of their compensation.

Performance-Based Incentive Compensation.  To motivate executives to achieve the business goals and reward executives for achieving those goals, part of the compensation for our executives is performance based incentive compensation.  Incentive components include the Executive Incentive Plan, which is an annual cash-based incentive plan, and the Long Term Executive Incentive Program, which is a multi-year stock based program implemented under our 1993 Stock Award Plan.

Annual Incentive—The Executive Incentive Plan. (EIP)  The Executive Incentive Plan has a threshold that must be met prior to any payouts under the plan.  For 2007, the threshold was based on Adjusted Cash Flow, which is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for the cash impacts of capital expenditures, principal repayment on indebtedness, interest, and taxes.  If 50% of the budgeted Adjusted Cash Flow is obtained, the EIP threshold is met and incentive payouts can be earned.  Additionally, specific annual financial objectives are established, and each objective is weighted. After the threshold is met the achievement of the weighted objectives will determine the payout under the plan.  The payout to each executive is calculated by multiplying a targeted payout for that executive, which is expressed as a percentage of the executive’s base salary by the level of achievement of the weighted objectives. The target payout for each executive ranges from 35% to 60% of base salary, depending on the executive’s position. Mr. Finke has an at target bonus opportunity of 60% of his salary.

Once the plan threshold of Adjusted Cash Flow is met, at least 85% of an individual financial objective must be obtained in order to earn any payout under that objective, with the exception of the net income objective.  The financial objective of net income must be achieved at 100% prior to earning an award.  If actual results achieved are lower than the pre-established objective, any awards earned are reduced 3% for each 1% the actual result is less than the objective, to the 85% minimum achievement level.  Objectives that are achieved at target receive 100% of the award.  For any achievement over 100% of the objective, the payment is increased 3% for each 1% the actual results exceed the target, with a maximum 200% payout under each objective.

For 2007, the specific financial measures/objectives were:  net income, return on invested capital or “ROIC”, EBITDA, revenue, and capital expenditures.    In 2007, the payout for our President/CEO, the CFO, and other corporate executives under the Executive Incentive Plan was weighted 40% to net income, 15% to ROIC, 25% to EBITDA, and 20% to revenue objectives.  Payout for Business Unit Presidents was weighted 20% to net income, 10% to ROIC, 30% to 50% to EBITDA, 20% to 50% to revenue, and up to 15% to capital expenditure. Actual payout is determined by multiplying the target objective by the weighting and then by the degree of achievement of each objective, as described above.

Our Compensation Committee and Board review performance against the objectives set forth in the plan annually at their February meeting and approve awards consistent with the plan provisions.  Based on 2007 actual financial results compared to the pre-established objectives, the plan threshold of Adjusted Cash Flow was met and the financial objectives were all exceeded, and therefore, bonus awards were made to the President/CEO and all executives under the plan for 2007 performance.

Based on 2007 corporate results the net income achieved was 138%, ROIC achieved was 135%, EBITDA achieved was 113%, and revenue achieved was 111%.  Based on 2007 business unit results the net income achieved was 138%, ROIC achieved was 135%, EBITDA achieved was between 101% and 116%, revenue achieved was between 106% and 111%, and capital expenditure achieved was 101%.  The President/CEO, the CFO and VP of Human Resources received 172% of their at-target EIP bonuses and the Presidents of the Business Units received 153% of their at-target EIP awards.

In addition, at each February’s meeting the Committee recommends to the Board the threshold financial objectives for the EIP for the coming year.  The financial objectives for 2008 under the EIP are the threshold of Adjusted Cash Flow, and specific financial measures of net income, ROIC, EBITDA, and revenue.  In 2008 the President/CEO and the other executives will all share the same weightings for each objective.

Long-Term Incentive Program (Long Term Executive Incentive Program).  The Long Term Executive Incentive Program has a longer term focus than the annual incentive plan (EIP).  It is designed to drive shareholder value through alignment of executive pay with corporate strategic goals and to support alignment between executive actions and HickoryTech’s long-term strategic plan.

Under this program, we award executives the right to earn shares of our common stock based on achievement of pre-established objectives over a two or three year period.  Our Compensation Committee determines the range of shares possible for payout for each executive position, based on competitive compensation data.  The Committee also recommends the objectives under the program and the length of each program period.  A program period can be established for two or three years, and multiple program periods can overlap.

Any shares earned under the program are issued in the executive’s name and entitle the executive to dividends and voting rights, but are “restricted stock” and are subject to forfeiture back to HickoryTech if the executive leaves our employ before they vest.  Half of the shares that are awarded vest 30 days after they are awarded and the remainder vest 12 months after the award date.  If a plan participant was a participant in program periods that have been initiated, but not yet completed at the time of their retirement, death, or disability, and if the participant has been in the program period for at least one year following the program period’s initiation, the participant will remain eligible for a pro-rated portion of any payouts earned under such program period, based on achievement of the pre-established performance objectives at the close of the program period.  If the participant has been in the program period for less than one year following the program period’s initiation at the time of their retirement, death, or disability, the Board has the sole discretion to grant a pro-rated payout earned under the program period to such participant under the plan.

Shares are earned under this program if the pre-established objectives are achieved.  The pre-established objectives are based on our strategic plan, rather than on short-term financial goals.  An award is earned if an objective is achieved at the threshold level of 75%.  The threshold award is 75% of the at-target award.  If the objective is achieved at less than a 75% level, no award is earned.  If at-target performance is achieved, a 100% award is earned, and if 125% or higher level of achievement is obtained, the maximum of 125% of the award is earned, using linear interpolation between all the performance levels.

Each executive has a range of shares, which can be earned under the program.  The range has a threshold, at-target, and maximum number of shares which each executive can earn.  The at-target award amounts were established based on the competitive survey of the marketplace.  Our Compensation Committee establishes the objectives for the program period and these are approved by the Board.  Each objective is weighted based on its importance to the organization, and each executive under the program has the same objectives with the same weightings.

For the program period beginning January 2005 and ending December 2006, and for which shares were issued in 2007, the minimum payout at threshold for the President/CEO was 11,250 shares and the maximum of the range was 18,750 shares.  The minimum payout at threshold for all other eligible executives was 5,625 shares and the maximum payout was 9,375 shares.  Five executives received awards based on achievement of objectives.  In 2008, the final vesting of the awards issued for this program period occurred.

Our Compensation Committee recommended and our Board approved a new Long Term Executive Incentive Program for the period starting January 2007 and concluding December 2009.  Three strategic objectives relating to overall revenue growth, growth in revenue from strategic business lines, and net income were established for the three year term of this program, and each objective was weighted.

We initially intended to create a new long term executive incentive program annually with overlapping program periods of two or three years, but because we were developing a new five-year business strategy the Committee decided not to initiate a program period beginning in 2006.  Instead, the Committee established increased at-target payouts for the 2007 through 2009 Program Period, if the objectives are achieved.  This increased at-target payout applies to the six executive officers, including the President/CEO, who were in their positions in 2006, and the share range applying to their position which can be earned if the objectives are obtained will be increased 50% making the total at-target ranges 150% of the established ranges.  For the 2007/2009 Program Period, our President/CEO has the ability to receive 31,689 shares at the threshold level, 42,253 shares at-target level and 52,816 shares at the maximum level.

At the February, 2008 meeting, the Board authorized a new program period beginning in 2008 and ending in 2010 that will pay equity incentives based on achievement of revenues and a shareholder value measure based on a multiple of EBITDA over the three year period.

Stock Options

We currently do not have an ongoing program to grant stock options to executives and do not have a written grant policy.  Stock options can be awarded to executives based on unique circumstances if recommended by the Compensation Committee and approved by the Board.

No stock options were granted to the President/CEO or any executive officers in 2007.

Executive Compensation Deferral Program

Annually executives have the opportunity to defer a portion of their base compensation or their annual incentive payment for the upcoming year.  Under our Executive Compensation Deferral Program, if an executive officer elects to defer compensation, it is maintained in a book account subject to creditors. Interest is credited to the account quarterly.  The interest rate is equal to a ten-year Treasury yield rate.  The minimum interest rate is 4% and the maximum interest rate is 12%.  The balance can only be received when the participant terminates from the company, and it is paid in five equal annual installments after termination.  All payments will be made in accordance with 409A.

In 2007, Mr. Finke chose to voluntarily defer $2,000 of base compensation per each two week pay-period, starting with the first payroll of 2008.

Under a former compensation plan, we contributed shares earned to a Rabbi Trust for the benefit of some of our executives.  Shares continue to be held by this Rabbi Trust and an amount equal to dividends earned on those shares is contributed to the plan for the benefit of the executives. With the exception of the additional shares representing the value of dividends, no contributions are made to this Trust by the executive or by us.  The executive is entitled to distribution of his or her portion of the shares in the trust only on termination of employment.  Messrs. Christensen, Finke, and Nordquist, and Ms. Jacobs have interests in the Rabbi Trust.

Employment and Retirement Benefits

In order to attract and retain employees and provide support in the event of illness or injury, we offer all employees, including our executives, medical and dental coverage, disability insurance, and life insurance. All executives are entitled to participate in these plans and we also support executive health by providing payment for an executive physical every two years.  For Mr. Finke, as part of his promotion to President/CEO, we have also agreed to provide continued health coverage and life insurance after retirement.

We do not have a defined benefit plan for executives or employees, but instead encourage saving for retirement through our 401(k) Retirement Savings Plan.  Employees may contribute up to 50% of their eligible compensation into the plan, and we match 100% of the first 6% of employee contributions. All employee contributions and any matching Company contributions are fully vested upon contribution.

Under a previous plan, we established a supplemental retirement account for Mr. Christensen, our CFO, and we ceased further principal additions to that account in 1994. The account currently is credited only with annual interest based on the ten-year Treasury yield rate.  The minimum interest rate used is 4% and the maximum is 12%.  We also have a supplemental retirement account for Mr. Finke to which we will contribute an amount equal to 10% of his salary annually for ten years, beginning in 2007.  In 2007, $27,000 was contributed to Mr. Finke’s supplemental retirement account as per his Employment Agreement.  This account will also receive interest annually at the ten-year Treasury yield rate, with a minimum interest rate of 4% and maximum of 12%.

Severance and Change of Control Benefits

We maintain an Employment Agreement with Mr. Finke, our President/CEO.  The employment agreement with Mr. Finke provides for severance benefits equal to 18 months salary in the event we terminate his employment without cause, or if he terminates for good reason, as defined in his employment agreement.

In order to make certain that they would continue to remain in our employ and remain focused on running the business and providing maximum value for shareholders, we also have Change of Control Agreements with our executive officers.  These agreements provide that the executive will be paid between two and three times their annual compensation in the event the executive is terminated within three years after a change of control. These agreements are described in more detail under the caption “Employment Contracts, Change Of Control Agreements, Severance Agreements And Other Agreements” on page 21.

Perquisites and Other Personal Benefits

We do not provide substantial perquisites to executives, but instead limit perquisites to personal use of Company provided vehicles, executive physicals, club membership and a limited amount of reimbursement for legal fees associated with their positions. Our Compensation Committee believes these limited perquisites are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executives.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.  The 2006 compensation review by the outside consultant included a review of perquisites and found those we provide are in the competitive range.

Stock Ownership Guidelines

In 2002 the Compensation Committee recommended and the Board approved stock ownership guidelines for all executives.  These guidelines state that executive officers should own shares of HickoryTech stock with a value equal to 1.5 times their annual base salary, and that the President/CEO should own shares of our stock equivalent to 3.0 times his annual base salary.  When adopted, the guidelines suggested that executives would have five years to meet these guidelines.  Stock options are considered at 30% of their grant value for this calculation.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation we paid to the persons serving as our Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers for 2007.  We do not have any defined pension plans and, although we have a non-qualified deferred compensation plan, we do not pay or credit preferential earnings on contributions to that plan.

Name and Principal Position	Year	Salary ($)	Bonus(1)	Stock Awards(2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compen-sation (3)	All Other Compen-sation ($)		Total ($)
John Finke	2007	269,808		114,147	23,539	277,879	56,727	(4)	742,100
President and Chief Executive Officer	2006	235,784	$5,000	31,015	31,321		33,218	(4)	336,338
David Christensen	2007	167,768		34,242	6,134	151,188	12,978	(5)	372,310
Senior Vice President, Chief Financial Officer, Secretary/Treasurer	2006	162,675	$5,000	15,742	15,274		18,176	(5)	216,867
Damon Dutz	2007	146,853		34,242	1,530	118,236	16,111	(6)	316,972
Corporate Vice President and President of Consumer and Network Solutions
Lane Nordquist	2007	163,917		34,242	5,577	129,263	24,552	(7)	357,551
Corporate Vice President and President of Information Solutions	2006	160,339	$5,000	15,742	10,819		24,469	(7)	216,369
Walter Prahl	2007	149,884		34,242		120,649	121,826	(8)	426,601
Corporate Vice President and President of Wholesale Solutions and Business Development	2006	146,750		43,162	—		154,406	(8)	344,318

(1)    Represents a $5,000 one-time merit award that was made in 2006.

(2)    A discussion of the methods used in calculation of these values may be found in footnote 7 which is in Part 2, Item 8 of our Annual Report on Form 10-K.  Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123R, excluding the forfeiture assumption.

(3)    Incentives earned in 2007 under the Executive Incentive Plan but paid in 2008.

(4)    For 2007, includes a contribution in the amount of $27,000 to a Supplemental Retirement Account, matching contributions to HickoryTech’s 401(k) plan, personal use of a company-provided vehicle and a membership to a country club.  For 2006, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company provided vehicle, membership to a country club, payment for an executive physical, and reimbursement for legal fees.

(5)    For 2007, includes employer matching contributions to HickoryTech’s 401(k) plan.  For 2006, includes employer matching contributions to HickoryTech’s 401(k) plan and payment for an executive physical.

(6)    Includes matching contributions to HickoryTech’s 401(k) plan and personal use of a company provided vehicle.

(7)    For 2007, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company vehicle and membership to a country club.  For 2006 includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company vehicle, payment for an executive physical, and membership to a country club.

(8)    For 2007, includes a retention payment in the amount of $100,000, resulting from acquisition of Enventis, employee matching contributions to HickoryTech’s 401(k) Plan, personal use of company provided vehicle and payment for an executive physical.  For 2006, includes a retention payment in the amount of $143,875 resulting from acquisition of Enventis, employee matching contributions to HickoryTech’s 401(k) plan, and personal use of company-provided vehicle.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table shows awards that we granted during 2007 under non-equity and equity plans, including our Long Term Executive Incentive Program, Executive Incentive Plan and 1993 Stock Award Plan, to the executives named in the Summary Compensation Table.  We did not grant any stock options or restricted stock independent of our Long Term Executive Incentive Program.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Finke	2-28-07 1-01-07	$53,460	$162,000	$324,000	31,689	42,253	52,816
David Christensen	2-28-07 1-01-07	$29,086	$88,141	$176,282	9,505	12,675	15,843
Damon Dutz	2-28-07 1-01-07	$33,957	$77,175	$154,350	9,505	12,675	15,843
Lane Nordquist	2-28-07 1-01-07	$37,884	$86,101	$172,202	9,505	12,675	15,843
Walter Prahl	2-28-07 1-01-07	$34,650	$78,750	$157,500	9,505	12,675	15,843

(1)   Represents potential payouts under our Executive Incentive Plan for 2007.  Any payouts were paid in 2008.

(2)   Represents potential payouts under the 2007/2009 Long Term Executive Incentive Program.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END (1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares that have not vested (#) (5)	Equity Incentive Plan Awards: Payout Value of Shares that have not vested ($) (5)
John Finke	5,000	10,000	$6.95	9/1/2016
	10,000	5,000	$10.85	2/16/2015
	12,500		$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	12,000		$14.00	5/31/2011
	10,000		$14.0625	5/31/2010
	5,000		$10.5625	5/31/2009
	1,500		$12.625	1/01/2009
					3,750	$34,950	42,253	$393,798
David Christensen	3,334	1,666	$10.85	2/16/2015
	9,000		$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	8,000		$14.00	5/31/2011
	8,500		$14.0625	5/31/2010
	8,500		$10.5625	5/31/2009
	2,400		$13.375	5/31/2008
					1,875	$17,475	12,675	$118,131
Damon Dutz	1,500		$10.76	12/01/2014
	1,500		$11.80	12/23/2013
	1,300		$10.22	12/02/2012
	1,500		$16.98	12/03/2011
	500		$20.125	12/01/2010
							12,675	$118,131
Lane Nordquist	3,334	1,666	$10.85	2/16/2015
	5,000		$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	11,000		$14.00	5/31/2011
					1,875	$17,475	12,675	$118,131
Walter Prahl	—	—	—	—	—	—	12,675	$118,131

(1)     Options shown in this table were granted between 1998 and 2007.

(2)     All options vest in cumulative annual installments of one-third of the shares commencing one year from the date of grant.

(3)     Represents earned shares under the Long Term Executive Incentive Program which vest one year after being awarded.  Shares set forth in the table were earned as of December 31, 2006.

(4)     Based on closing price of $9.32 as reported on the NASDAQ Global Market on December 31, 2007.

(5)     Represents the payout of incentives at target under our 2007/2009 Long-Term Executive Incentive Program that was established in 2007.  Payout value equals the number of shares at target multiplied by the $9.32 closing price of our common stock on the NASDAQ Global Market on December 31, 2007.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Finke(1)	0	$0.00	3,750	$26,063
David Christensen(1)	0	$0.00	1,875	$13,031
Damon Dutz	0	$0.00	0	0
Lane Nordquist(1)	0	$0.00	1,875	$13,031
Walter Prahl	0	$0.00	0	0

(1)    Represents shares earned under the Long Term Executive Incentive Plan.  The shares set forth in the table were earned as of December 31, 2006 and vested 30 days after the date February 28, 2007, which was the date of award.  Mr. Finke received 3,750 shares of HickoryTech common stock.  As provided for in the plan, Mr. Finke turned back 1,459 shares to HickoryTech to cover the taxes associated with the award.  Both Mr. Christensen and Mr. Nordquist received 1,875 shares of HickoryTech common stock.  Each turned back 729 shares to HickoryTech to cover the taxes associated with the award.  Value realized on vesting is equal to the number of shares that vested multiplied by $6.95 which was the fair market value of our common stock on the NASDAQ Global Market on March 30, 2007, as defined in the Plan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

The following table provides information about contributions to, and amounts earned in, nonqualified deferred compensation accounts for the named executives during 2007.  The amounts reflected in the table represent: (1) contribution to Mr. Finke’s Supplemental Retirement Account, (2) interest earnings, at the ten year Treasury yield rate, on a supplemental retirement account balance for Mr. Christensen, (3) interest earned, at the ten year Treasury yield rate, on compensation deferred by Mr. Christensen in previous years, and (4) an amount equivalent to the value equal to dividends earned on those shares used to purchase additional shares which are also held in the Rabbi Trust.  Shares accumulated in the Rabbi Trust, and cash accumulated in the supplemental retirement plan and deferred compensation accounts, are distributable to the executive only upon termination of employment.  Except for additional shares representing the value of dividends, no additional contributions are made to the Trust by the executive or by us.

Name	Executive Contributions in 2007 ($)	Registrant Contributions in 2007 ($)		Aggregate Earnings in 2007 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/07 ($)
John Finke	$0.00	$27,000	(1)	$4,731	(2)	$0.00	$122,036	(3)
David Christensen	$0.00	$0.00		$17,250	(4)	$0.00	$361,207	(5)
Damon Dutz	$0.00	$0.00		$0.00		$0.00	$0.00
Lane Nordquist	$0.00	$0.00		$2,261	(6)	$0.00	$45,416	(6)
Walter Prahl	$0.00	$0.00		$0.00		$0.00	$0.00

(1)    Represents a contribution made to Mr. Finke’s Supplemental Retirement Account in the amount of $27,000 which is an amount equivalent to 10% of Mr. Finke’s base salary.

(2)    Represents the value of dividends earned on shares in a Rabbi Trust and which were contributed to the trust in 2007 in the form of additional shares.

(3)    Mr. Finke has a Supplemental Retirement Account balance of $27,000.  At the end of 2007 Mr. Finke had 10,197 shares held in the Rabbi Trust with a market value of $95,036 based on the closing price as reported on the NASDAQ Stock Market on December 31, 2007.

(4)    Mr. Christensen earned $468 of interest on his Deferred Compensation Account balance and $6,054 of interest on his Supplemental Retirement Account balance in 2007.  Interest is earned annually on Mr. Christensen’s Supplemental Retirement Account and quarterly on his Deferred Compensation Account.  Mr. Christensen has shares of HickoryTech common stock held in a Rabbi Trust.  His shares earned the value of dividends in the amount of $10,727 and this was contributed to the trust in 2007 in the form of additional shares.

(5)    Mr. Christensen has a Deferred Compensation Account balance of $10,309 and a Supplemental Retirement Account balance of $135,420.  At the end of 2007, Mr. Christensen had 23,120 shares held in the Rabbi Trust with a market value at $215,478 based on the closing price as reported on the NASDAQ Stock Market on December 31, 2007.

(6)    Represents the value of dividends earned on shares in a Rabbi Trust and were contributed to the trust in 2007 in the form of additional shares. At the end of 2007, Mr. Nordquist had 4,873 shares held in the Rabbi Trust with a market value of $45,416 based on the closing price as reported on the NASDAQ Stock Market on December 31, 2007.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER AGREEMENTS

We have Change of Control Agreements with David A. Christensen, Damon D. Dutz, Lane C. Nordquist and Walter A. Prahl.  These agreements provide that (1) if within three years of a change in control of HickoryTech, the employment of any of the above-named officers is terminated by HickoryTech for a reason other than for cause, death, voluntary termination, or disability, or (2) for Mr. Christensen and Mr. Nordquist if employment is voluntarily terminated by the executive within a thirty-day period following the first anniversary of a change in control of HickoryTech, such officer is entitled to a lump-sum payment equal to one month’s salary multiplied by 24 months.  One month’s salary is determined by taking the executive’s highest annual compensation for a calendar year during the five-year period prior to his termination and dividing that amount by twelve.  In addition, the agreements for Mr. Christensen and Mr. Nordquist provide that we will reimburse them for the effect of excise taxes imposed on such payments under Section 280G of the Internal Revenue Code.

Under these agreements, a “change of control” is defined generally as a change in a majority of our directors other than through succession, the acquisition by any person or persons acting in concert of more than 30% of our voting stock or all or substantially all our assets, or a merger, consolidation or share exchange unless 70% of our voting shares after the transaction continue to be held by our stockholders prior to the transaction. Annual compensation is defined as the highest annual compensation during the five-year period prior to the executive’s termination, including base salary, bonuses under the Executive Incentive Plan, annual Supplemental Retirement Plan contributions, stock grants under the Long Term Executive Incentive Program and any other incentive payments except for stock options.  For all Change of Control Agreements if any payments are due, any outstanding stock options and unvested restricted shares of HickoryTech stock become immediately vested for the executive.  The executive is also entitled to company-provided insurance coverage (health, life, dental, accidental death and dismemberment, and any other applicable insured health and welfare benefits, excluding short- and long-term disability) for two years after the executive’s employment termination.  In the event of a change in control of HickoryTech and the subsequent termination of the executives, the estimated maximum amount of the compensation that would be paid to Messrs. Christensen, Dutz, Nordquist, and Prahl under their current agreements, based on their projected 2008 compensation, would be $857,027, $620,408, $833,632 and $600,018 (including for gross-up payments for excise taxes for Mr. Christensen and Mr. Nordquist).

We have both a Change of Control Agreement and an Employment Agreement with Mr. Finke.  Mr. Finke’s Change of Control Agreement has the same provisions as the agreements for Messrs. Christensen and Nordquist described above, except that his agreement provides for a lump sum payment equal to one month’s salary multiplied by 35.88.  One month’s salary is determined by taking Mr. Finke’s highest annual compensation for a calendar year during the five-year period prior to his termination and dividing that amount by twelve.  In the event of change of control of HickoryTech and his subsequent termination, the approximate maximum amount of the compensation that would be paid to Mr. Finke under his current agreement would be $2,857,601.  This includes any gross-up payments done as a result of any excise taxes being imposed by Section 280G of the Internal Revenue Code.  This also includes the value of the acceleration of any vesting associated with stock options or restricted stock.  Mr. Finke’s insurance coverage would continue in the same manner as described above, however it would continue for a 2.99 years after Mr. Finke’s employment termination.

Mr. Finke’s Employment Agreement dated August 1, 2006, provides for an annual salary, subject to annual review and adjustment, for continued participation in the Long Term Executive Incentive Program and Executive Incentive Plan, for participation in benefit plans we generally make available to executives, for use of a Company supplied vehicle, for membership in a country club, and for periodic physical examinations at a cost to HickoryTech.  In addition, the agreement provides the following post-employment benefits:

•                  Mr. Finke is eligible for a Supplemental Retirement benefit pursuant to which we will credit an account for an amount equal to 10% of Mr. Finke’s base salary each year annually for ten years starting December 31, 2007, which accumulates earnings at the ten-year Treasury yield rate.  The minimum interest rate used is 4% and the maximum is 12%. The amounts accumulated in the account are payable to Mr. Finke in five installments commencing on January 1 of the calendar year following the later of the following events: the date Mr. Finke reaches the age of 55, or when his employment is terminated for any reason other than death or disability.  All payments will be made in accordance with 409A.  The total amount accumulated in this account at December 31, 2007 was $27,000.

•                  Post-retirement health coverage for Mr. Finke, an eligible spouse and dependents if, at or after attainment of age 55 and completion of 15 years of service, Mr. Finke’s employment is terminated for any reason other than for cause.  The health coverage would be under the terms and conditions of our retiree group health plan provided, however that (1) during the period from Mr. Finke’s separation until he reaches the age of 62, HickoryTech’s contribution to the cost of Mr. Finke’s post employment group coverage will be fixed in an amount equal to our contribution at the time of Mr. Finke’s separation and (2) upon Mr. Finke’s attainment of the age of 62, HickoryTech’s contribution will continue to be made in an amount equal to our contributions for all other participants in HickoryTech’s retiree group health plan.  The cost of annual premiums for such health coverage if Mr. Finke was eligible at December 31, 2007 was $10,280.

•                  A life insurance benefit in an amount equal to $175,000.  In the event of Mr. Finke’s separation at or after attainment of age 55 and completion of 15 years of service, HickoryTech shall continue to provide the benefit for a period ending upon the earlier of the date Mr. Finke’s spouse shall become eligible for Medicare or such other government subsidized health coverage as may be in effect at the time, or the date of her death.  The cost of annual premiums for this life insurance benefit is $601.

If we terminate Mr. Finke’s Employment Agreement without “cause,” or if he terminates his Agreement for “good reason,” we will be obligated to make a severance payment to Mr. Finke equal to his base salary through the date of termination, plus a lump sum payment equivalent to 18 months additional salary on the first regular payday following the six month anniversary of his termination of employment and the expiration of the revocation period in Mr. Finke’s release of employment related claims, without any revocation having occurred.  The payment under the Agreement is also conditioned upon compliance by Mr. Finke with a covenant prohibiting Mr. Finke from disclosing or using HickoryTech’s confidential information at any time and from competing with, soliciting any customer to deal with a competitor, or soliciting any employee or officer to provide services to Mr. Finke or any entity with which he is associated for a period of two years after termination of employment.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee evaluates and establishes compensation for executive officers and oversees our executive stock plans, and other executive incentive and benefit programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, as the Compensation Committee, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 10-16 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Myrita P. Craig	James H. Holdrege
Lyle G. Jacobson	R. Wynn Kearney, Jr.
Starr J. Kirklin

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls, and for audit functions. The Audit Committee is composed of four outside, independent directors, all of whom meet the independence requirements of applicable SEC rules and regulations and NASDAQ listing requirements. Mr. Parker is the Audit Committee financial expert as defined under applicable SEC rules and is also deemed to be a financially sophisticated Audit Committee member under applicable NASDAQ rules.  The Audit Committee acts under a written charter that was first adopted and approved by the Board of Directors on April 27, 2000, and was amended February 16, 2004.

In connection with our consolidated financial statements for the fiscal year ended December 31, 2007, the Audit Committee has:

•                  Reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, our Independent Registered Public Accounting Firm;

•                  Discussed with our Independent Registered Public Accounting Firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees); and

•                  Received from our Independent Registered Public Accounting Firm the written disclosures regarding Grant Thornton LLP’s independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with representatives of Grant Thornton LLP their independence, including the compatibility of non-audit services with the auditors’ independence.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC.

AUDIT COMMITTEE
James W. Bracke	Myrita P. Craig
James H. Holdrege	Dale E. Parker

INDEPENDENT AUDITORS AND PAYMENT OF FEES TO AUDITORS

On March 19, 2007, we dismissed PricewaterhouseCoopers LLP, Minneapolis, Minnesota, as our Independent Registered Public Accounting Firm.  PricewaterhouseCoopers LLP was HickoryTech’s independent auditor from 1998 to the end of the 2006 audit year.  The reports of PricewaterhouseCoopers LLP on the financial statements of HickoryTech for the years ended December 31, 2006 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  In connection with its audits for each of the two most recent fiscal years, there were no disagreements between PricewaterhouseCoopers LLP and HickoryTech or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not reasoned to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the financial statements for such years.  During the two most recent fiscal years, there have been no reportable events (as defined in regulations of the SEC).  We provided this disclosure to PricewaterhouseCoopers LLP and by letter dated March 26, 2007 they confirmed that they agreed with the statements made regarding PricewaterhouseCoopers LLP.  We retained Grant Thornton LLP as our Independent Registered Public Accounting Firm on March 19, 2007 and Grant Thornton LLP has audited the financial statements of HickoryTech for the fiscal year ended December 31, 2007.  A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions with respect to that firm’s audit.

The aggregate fees billed to HickoryTech for fiscal years 2007 and 2006 by Grant Thornton LLP and PricewaterhouseCoopers LLP, HickoryTech’s independent auditors, are as follows (In 2007, fees represent a total of PricewaterhouseCoopers LLP and Grant Thornton LLP.  In 2006, fees represent exclusively PricewaterhouseCoopers LLP):

	Fiscal 2007	Fiscal 2006
Audit Fees	$1,052,710	$1,016,720
Audit Related Fees	$10,188	$79,376
Tax Fees	$0	$0
All Other Fees	$0	$0
TOTAL FEES	$1,062,898	$1,096,096

Audit Fees include audits of HickoryTech’s financial statements for the fiscal years ended December 31, 2007 and 2006, and reviews of HickoryTech’s financial statements included in HickoryTech’s quarterly reports on Form 10-Q during the last fiscal year.  Audit Fees for fiscal 2007 and 2006 also include work associated with testing required under Section 404 of the Sarbanes-Oxley Act of 2002.  Audit Related Fees include specific review of controls under SAS 70.

In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services that would be provided by HickoryTech’s independent auditors, and PricewaterhouseCoopers LLP’s and Grant Thornton LLP’s engagements have been made pursuant to such policies and procedures.  The Audit Committee approved all services performed by Grant Thornton LLP and PricewaterhouseCoopers LLP during fiscal years 2007 and 2006.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton LLP’s and PricewaterhouseCoopers LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC and to furnish HickoryTech with copies of such reports.  To our knowledge, based solely on review of the copies of such reports furnished to us for the fiscal year ended December 31, 2007, except as described below, all Section 16(a) filing requirements were timely filed except the following.  The Form 4 Statement of Changes in Beneficial Ownership for the sale of 975 shares of direct ownership for James H. Holdrege was incorrectly reported as the sale of 200 shares of direct ownership on November 30, 2007.  It was subsequently corrected on a Form 4 filing dated February 21, 2008.  The Form 5 Annual Statement of Changes in Beneficial Ownership filing for the sale of 4,000 shares of direct ownership for James H. Holdrege was filed February 21, 2008, and represented a late filing by 76 calendar days.

METHOD AND EXPENSES OF SOLICITATION

The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting and this proxy statement, will be paid by HickoryTech.  HickoryTech may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.  In addition to solicitation by mail, officers or regular employees of HickoryTech may solicit proxies by personal interview, mail, telephone and other appropriate communication methods. They do not, however, receive additional compensation for soliciting shareholder proxies.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by HickoryTech no later than November 19, 2008 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in May 2009. The Bylaws of HickoryTech state to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of HickoryTech. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal. Proposals submitted by shareholders must also comply with all applicable rules and regulations of the SEC.  This notice must be received by HickoryTech no later than November 19, 2008.

AVAILABILITY OF FORM 10-K

Shareholders may obtain a copy of HickoryTech’s Form 10-K for the 2007 fiscal year, free of charge, by a written request to HickoryTech’s executive offices directed to:

                David A. Christensen, Secretary

                HickoryTech Corporation

                221 East Hickory Street, P.O. Box 3248

                Mankato, Minnesota 56002-3248

OTHER MATTERS

Management does not know of other matters that may come before the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

BY THE ORDER OF THE

BOARD OF DIRECTORS

HICKORYTECH CORPORATION

R. Wynn Kearney, Jr. — Board Chair
Mankato, Minnesota

221 East Hickory Street

P.O. Box 3248

Mankato, MN  56002-3248

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 6, 2008

2:00 p.m.

Mankato Civic Center

1 Civic Center Plaza

Mankato, Minnesota 56001

HickoryTech Corporation 221 East Hickory Street P.O. Box 3248 Mankato, Minnesota 56002-3248	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 6, 2008.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Item 1.

By signing the proxy, you revoke all prior proxies and appoint R. Wynn Kearney, Jr. and John W. Finke, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof. Please vote, sign and date on the reverse side. Or, take advantage of the option to vote by telephone or Internet. To vote by phone or Internet, please follow the instructions on the reverse side.

Thank you.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 5, 2008.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/htco — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 5, 2008.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple online instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to HickoryTech

Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2008. OUR PROXY STATEMENT, THE FORM OF OUR PROXY CARD, AND OUR ANNUAL REPORT ON FORM 10-K CAN BE VIEWED ONLINE AT WWW.HICKORYTECH.COM/PROXY.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 Robert D. Alton Jr.	03 R. Wynn Kearney Jr.	☐	Vote FOR	☐	Vote WITHHELD
	02 James W. Bracke	04 Dale E. Parker		all nominees		from all nominees
(except as marked)

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.

Address Change? Mark Box ☐
Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations  should provide full name of corporation and title of authorized officer signing the Proxy.